Exhibit 4.4(A)

DAPPER INC.

GLOBAL SHARE INCENTIVE PLAN (2007)

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of October 11, 2010 (the “Date of Grant”), is made by and between Dapper Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Dapper Inc. Global Share Incentive Plan (2007), as amended and restated (the “Plan”), pursuant to which the Company may grant restricted stock units (“Restricted Stock Units”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Yahoo! Inc., a Delaware corporation (“Parent”), Sharp 2010 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, Eran Shir, as a Holdback Employee (as defined in the Merger Agreement), Jonathan Aizen, as a Holdback Employee and Sally Roberts as representative of certain security holders of the Company, dated October 5, 2010, pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, the Company desires to grant to the Grantee the number of Restricted Stock Units provided for herein;

WHEREAS, pursuant to the Merger Agreement, the Restricted Stock Units evidenced by this Agreement will be assumed by Parent at the Effective Time, as defined in the Merger Agreement; and

WHEREAS, in the event that the Merger Agreement terminates by its terms or the Merger is not otherwise consummated, all Restricted Stock Units shall immediately expire, and Grantee’s right to acquire any Shares thereunder will immediately terminate.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Unit Award

(a) Grant of Restricted Stock Units. The Company hereby grants to the Grantee, effective immediately prior to the closing of the Merger (the closing date of the Merger, the “Date of Grant”), a number of Restricted Stock Units to be determined by the Company immediately prior to the closing date of the Merger, which number will be equal to $                     divided by the Per Share Common Amount, as defined in the Merger Agreement, and communicated to the Grantee as soon as reasonably practicable following the closing date of the Merger (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Stock Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Limitations on Rights Associated with Units. The Award represents an unfunded and unsecured promise by the Company to issue Shares at a future date, subject to the terms of this Agreement and the Plan. The Restricted Stock Units are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units.

(b) Restrictions. The Restricted Stock Units and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Unit Period (as defined below). Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

(c) Lapse of Restrictions. In the event that the Merger is consummated, then subject to Section 2(e) below, 1/3rd of the aggregate number of shares subject to such Restricted Stock Units will vest and become non-forfeitable on the first anniversary of the closing date of the Merger, and an additional 1/3rd of the aggregate number of shares subject to such Restricted Stock Units will vest and become non-forfeitable on the corresponding day of each year thereafter. (The period commencing on the Date of Grant and ending on the date the Restricted Stock Units vest is referred to as the “Restricted Unit Period” as to those Restricted Stock Units.) In the event that the Merger Agreement terminates by its terms or the Merger is not otherwise consummated, all Restricted Stock Units shall immediately expire, and Grantee’s right to acquire any Shares thereunder will immediately terminate.

(d) Timing and Manner of Payment of Restricted Stock Units. As soon as practicable after (and in no case more than seventy-four days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid by the Company delivering to the Grantee, a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(e) Termination of Employment. In the event the Grantee ceases to be a Service Provider for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the Restricted Stock Units granted hereunder, such portion of the Restricted Stock Units held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(f) Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i) In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Stock Units as to which the Award would not otherwise be non-forfeitable.

(g) Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to the taxes that the Company or its affiliates determines is required to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

(h) Nature of Award. In accepting the Award, the Grantee acknowledges that, understands and agrees:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(ii) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) the Grantee’s participation in the Plan will not create a right to further employment with the Company and/or its affiliates and shall not interfere with the ability of the Company and/or its affiliates, as applicable, to terminate the Grantee’s employment relationship;

(v) the Grantee’s participation in the Plan is voluntary;

(vi) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(vii) in the event that the Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed by or does no longer actively render services to the Company or any of its Subsidiaries and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of this Award of Restricted Stock Units; and

(viii) the Grantee has read the Plan and understands and accepts their terms and conditions.

(i) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b) No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company and/or its affiliates or shall interfere with or restrict in any way the right of the Company and/or its affiliates, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c) Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be made under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(e) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(f) Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted and the remaining provisions shall nevertheless be binding and enforceable.

(g) No Compensation Deferrals. Neither the Plan nor this Agreement are intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and this Agreement to ensure that no award (including, without limitation, the Restricted Stock Units) become subject to the requirements of Section 409A, provided, however, that the Company makes no representation that the Restricted Stock Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Restricted Stock Units.

(h) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(i) Governing Law/Choice of Venue.

(i) This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), as provided in the Plan.

(ii) For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(j) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

By the Grantee’s signature and the signature of the Company’s representative below, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

DAPPER INC.

By:

Its:

[Insert Name]

Signature:

Printed Name:

Address: